Exhibit 10.1

EXECUTIVE SEPARATION AGREEMENT

THIS EXECUTIVE SEPARATION AGREEMENT (“Agreement”) is made and entered into as of June 25, 2020 (the “Effective Date”) by and between Eastside Distilling, Inc. (the “Company”) and LAWRENCE FIRESTONE (“Executive”) (collectively, the “Parties”) with reference to the following:

WHEREAS, the Company and the Executive have mutually agreed to transition their relationship;

NOW, THEREFORE, in consideration of the mutual covenants and promises contained herein, the sufficiency of which is acknowledged by the Company and the Executive, the Executive and Company agree as follows:

1. Cessation of Services and Board Resignation. Executive hereby resigns from the Board of Directors of the Company (the “Board”) effective July 30, 2020. Executive will resign as Chief Executive Officer of the Company, effective upon the appointment of a new Chief Executive Officer by the Board, which the Board will cause no later than July 1, 2020. The Parties agree that Executive’s employment will be terminated by the Company “without Cause,” as defined in Section 6 of that Executive Employment Agreement, dated November 12, 2019, between the Company and the Executive (the “Employment Agreement”). Executive will receive (a) Executive’s Base Salary (paid until December 31, 2020 in installments in accordance and under the regular payroll schedule of the Company), (b) continuation of existing health benefits until the first anniversary of this Agreement and (c) continued vesting of his RSUs granted or to be granted under the Employment Agreement through December 31, 2020, in each case in accordance with the Employment Agreement as follows: the equivalent of $25,000 of RSU’s for the quarter ending June 30, $25,000 of RSU’s for the quarter ending September 30 and $25,000 of RSU’s for the quarter ending December 31, all to vest on the date of grant. Executive will also receive any unreimbursed business expenses, unpaid salary, accrued vacation or paid time off required to be paid under applicable law.

2. General Release of Claims by Executive. Executive hereby voluntarily, knowingly and willingly releases, acquits and forever discharges the Company, including all of the Company’s affiliated entities, and all of their former, current and future agents, managers, employees, officers, directors, shareholders, investors, joint ventures, attorneys, representatives, predecessors, successors, assigns, owners and servants from any and all claims, costs or expenses of any kind or nature whatsoever, whether known or unknown, foreseen or unforeseen, including without limitation, any contract or tort claims or any claims under the Americans with Disabilities Act, Title VII of the Civil Rights Act, the Family and Medical Leave Act, the Employee Retirement Income Security Act, the Age Discrimination in Employment Act, any constitution or statute, or under common law, which against any or all of them Executive ever had, now has or hereinafter may have, up to and including the date of Executive’s execution of this Agreement, including, without limitation, those arising out of or in any way related to Executive’s employment at the Company, service on the Board, the termination of Executive’s employment from the Company or termination of service on the Board, including, without limitation any claim to options, stock or shares in the Company. Notwithstanding the foregoing, the following claims are excluded from release under this Section 2: Claims pursuant to this Agreement, claims under benefit plans, any right to indemnification (including advancement of expenses), any right to insurance maintained by the Company or otherwise, and any right to exercise stock options or receive restricted stock units pursuant to the relevant provisions of the equity agreements. Nothing in this Agreement shall operate to limit or extinguish any right to indemnification, advancement of expenses or contribution that Executive would otherwise have, including, but not limited to, by agreement, insurance or under applicable law.

Nothing in this Agreement prevents Executive from filing a charge or complaint with or from participating in an investigation or proceeding conducted by any federal, state or local agency charged with the enforcement of any employment laws, although by signing this Agreement Executive waives rights to individual relief based on claims asserted in such a charge or complaint. This waiver does not apply if it is otherwise prohibited by law, including whistleblower awards under Section 21F of the Securities Exchange Act.

3. General Release of Claims by Company. The Company hereby voluntarily, knowingly and willingly releases, acquits and forever discharges the Executive, including all of his former, current and future agents, attorneys, representatives, predecessors, successors, assigns and heirs from any and all claims, costs or expenses of any kind or nature whatsoever, whether known or unknown, foreseen or unforeseen, including without limitation, any contract or tort claims or any claims under any constitution or statute, or under common law, which against any or all of them the Company ever had, now has or hereinafter may have, up to and including the date of the Company’s execution of this Agreement, including, without limitation, those arising out of or in any way related to Executive’s employment at the Company, service on the Board, the termination of Executive’s employment from the Company or termination of service on the Board. Notwithstanding the foregoing, the following claims are excluded from release under this Section 3: Claims for knowing violations of law and receiving an improper personal benefit, fraud or theft. The release by the Company under this Section 3 is additional consideration not provided for in the Employment Agreement.

4. Nonsolicitation and Noncompetition during Severance Period. Executive agrees that beginning on the Effective Date and ending on December 31, 2020 (the “Severance Period”), Executive shall not, directly or indirectly or solicit, or attempt to solicit, any employee of, or consultant to, the Company, to work for, contract with, became a partner with or otherwise be retained by Executive or any other person, company, firm organization or other entity. Executive further agrees that during the Severance Period, he will not directly or indirectly, solicit any customers or potential customers of the Company with whom Executive had contact with on behalf of the Company, or cause such customers or potential customers to reduce, cease or not to do business with the Company. Additionally, Executive acknowledges the goodwill the Company has built up in conjunction with its business operations, at significant time and expense to the Company. Executive therefore agrees that, during the Severance Period, Executive will not, directly or indirectly, for any person or entity, aid or assist in any manner, any person or entity that engages in a business which is competitive with the business of the Company, in any market or in any geographic area in which the Company conducts business; provided, however, Executive may own, directly or indirectly, solely as an investment, securities of any company which is registered on any national securities exchange or actively traded in a generally recognized over the counter market so long as Executive owns less than two percent (2%) of the outstanding securities of such company.

5. Non-disparagement. During the Severance Period, the Executive will not disparage or otherwise make derogatory statements regarding the Company or any of its affiliates, shareholders, financing sources, officers, directors, managers or employees or business relationships, and shall communicate any opinions concerning the foregoing parties in a professional manner. Likewise, the Company will not disparage or otherwise make derogatory statements regarding the Executive. This Section does not in any way restrict or impede the Executive or the Company from exercising protected rights to the extent that such rights cannot be waived by agreement or from complying with any applicable law or regulation or a valid order of a court of competent jurisdiction or an authorized government agency, provided that such compliance does not exceed that required by the law, regulation, or order.

6. Cooperation and Provision of Transition Services during the Severance Period. Executive agrees to assist and cooperate with the Company, to the extent reasonably requested by Company as needed with any transfer of duties, and further assist and act as a consultant or advisor to the Company to the extent reasonably requested by Company from time to time with any ongoing questions or issues or matters which may arise during the Severance Period. Executive shall not be required to travel to fulfill this obligation and the Company shall reimburse Executive for reasonable out of pocket expenses, if any, incurred in connection with this cooperation.

7. Confidentiality. Absent prior express written approval and permission of Company, Executive will keep confidential and not make public or reveal to any person or entity any information regarding the terms or existence of this Agreement, including, without limitation, this Agreement or the payment Executive is receiving under it. This confidentiality proscription shall not apply to Executive providing any such information to Executive’s immediate family, attorney, accountant, tax consultant and/or the duly designated taxing authorities or unless otherwise compelled to disclose such information by law. This confidentiality provision shall not apply to any information disclosed by the Company is an SEC filing.

8. Confidential Information. In the course of Executive’s employment with Company, including prior to the date of this Agreement, Executive had access to confidential and proprietary information of the Company including, without limitation, records, data, marketing information, financial information, billing and revenue information, client lists and information, information regarding vendors and suppliers, production processes, research and development and other trade secrets of Company (“Confidential Information”). Executive shall not directly or indirectly disclose Confidential Information to any person or entity or use any Confidential Information in any way. This Paragraph 8 shall supplement any previously executed nondisclosure and confidentiality agreements executed between Executive and the Company. Nothing in this Agreement, however, will preclude Executive from providing information to, or reporting potentially illegal activity to, any governmental agency.

9. Breach or Misrepresentation. In the event of any breach by Executive of any provision of this Agreement, Company shall be entitled to seek a decree of specific performance against Executive. Such remedy, however, shall be cumulative and non-exclusive and shall be in addition to any other remedy to which Company may be entitled.

10. Miscellaneous:

(a) Executive represents and warrants that he has not assigned or transferred, or purported to assign or transfer, to any person, firm, corporation or entity any claim or other matter released by this Agreement. Executive agrees to indemnify Company and anyone else released by this Agreement and hold them harmless against any claims, costs or expenses, including, without limitation, attorneys’ fees actually paid or incurred, arising out of, related to or in any manner whatsoever connected with any such transfer of assignment or purported to claimed transfer or assignment.

(b) This Agreement sets forth the entire agreement between Executive and Company and fully supersedes any and all prior agreements or understanding between them pertaining to the subject matter of this Agreement. It may not be altered, modified, amended or changed, in whole or in part, except in writing executed by Executive and Company.

(c) Should any provision or term or part of a provision or term, of this Agreement be declared or determined by any court to be illegal or invalid, the validity of the remaining parts, provision or terms shall not be affected thereby and said illegal or invalid part, provision or term shall not be deemed to be a part of this Agreement.

(d) Choice of Law and Forum. This Agreement will be governed, subject to and interpreted according to the laws of the State of Oregon without reference to principles of conflicts of laws. Each party to this Agreement expressly consents to the personal and exclusive jurisdiction of the State and Federal courts of Oregon and each party to this Agreement agrees that the venue for any dispute under this Agreement will be the State and Federal courts of Oregon.

(e) Executive acknowledges that: (i) Executive fully understands the terms of this Agreement including, without limitation, the significance and consequences of the General Release in Paragraph 2, above; (ii) Executive is executing this Agreement in exchange for consideration in addition to anything of value to which Executive is already entitled; (iii) Executive has been notified he is free to consult with counsel as to the terms of this Agreement; and (iv) Executive is fully satisfied with the terms of this Agreement and is executing this Agreement voluntarily, knowingly and willingly and without duress.

(f) Executive represents that he has not suffered a work-related injury or illness which would be compensable under Oregon’s Workers’ Compensation system.

(g) Nothing contained in this Agreement nor the fact that the parties sign this Agreement shall be considered as an admission of any type by either party.

(h) This Agreement may be executed in counterparts. A photocopy, facsimile or “pdf” of any signature to this Agreement shall be equal and valid as the original.

11. Acknowledgement of Waiver of Claims Under ADEA. Executive acknowledges that Executive is waiving and releasing any rights Executive may have against the Releasees for monetary damages under the Age Discrimination in Employment Act of 1967 (“ADEA”) and that this waiver and release is knowing and voluntary. Executive and the Company agree that this waiver and release does not apply to any rights or claims that may arise under the ADEA after the Termination Date. Executive acknowledges that the consideration given for this Agreement is in addition to anything of value to which Executive was already entitled. Executive further acknowledges that Executive has been advised by this writing that:

(a) Executive should consult with an attorney prior to executing this Separation Agreement;

(b) Executive has up to twenty-one (21) days within which to consider this Separation Agreement;

(c) Executive has seven (7) days following his execution of this Separation Agreement to revoke this Separation Agreement;

(d) this ADEA waiver shall not be effective until the revocation period has expired; and,

(e) nothing in this Separation Agreement prevents or precludes Executive from challenging or seeking a determination in good faith of the validity of this waiver under the ADEA, nor does it impose any condition precedent, penalties or costs for doing so, unless specifically authorized by federal law.

IN WITNESS HEREOF, this Executive Separation Agreement is entered into and executed by the parties on the date set forth below.

Eastside Distilling, Inc. (“Company”)		(“Executive”)

By:	Paul R. Block	Print Name:	LAWRENCE FIRESTONE

Title:	Chairman of the Board	Signature:	/s/ Lawrence Firestone

Signature:	/s/ Paul R. Block

Dated:	June 25, 2020	Dated:	June 25, 2020

- 6 -